News Release: IMMEDIATE RELEASE

For further information, contact:
Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, CFO	812.379.7603
Conference call, 1:00 P.M., EDT July 29, 2005	888.545.0687

Replay available at 877.213.9653 (passcode 12207960#) and at http://www.irwinfinancial.com/ir - set.html

IRWIN FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER 2005 RESULTS

  Quarterly Loss of $0.04 per Share--Reflects Loss in Mortgage Segment;
  Good Loan Growth in Other Segments With Strong Credit Quality;
  Management Expects Improved Second Half Due to Portfolio Loan Growth and Reduced Servicing Asset Exposure

(Columbus, IN, July 29, 2005) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business banking and home equity lending, today announced a loss for the second quarter of 2005 of $1.1 million or $0.04 per diluted share. This compares with net income of $3.6 million or $0.13 per diluted share in the first quarter of 2005 and earnings of $17.9 million or $0.60 per share in the second quarter of 2004. The current period loss is attributable to results in the first mortgage segment. Management expects the strong second quarter loan growth in the other segments and significantly reduced exposure to net servicing impairment will return the Corporation to profitability in the third quarter.

"Our mortgage banking net income for the last six months has been very disappointing and is overshadowing good progress we are making in other areas of the Corporation and even within the mortgage segment where we expect improved performance, starting in the third quarter," noted Irwin Financial Chairman Will Miller.

"The critical issues in our mortgage banking line of business are the low origination margins and the effectiveness of our management of the servicing asset," Miller continued. "We are actively addressing both. On the production side, we have introduced a number of new, higher margin products which have been well received both by our customers and by the secondary markets to whom we sell the loans. On the servicing asset management side, we have reduced our mark-to-market exposure through servicing sales. In addition, while it is a more expensive strategy to implement, we have modified our hedging practices and structures to provide additional protection against falling rates. The net hedge position currently in place would provide meaningfully improved protection against declining rates as compared to the same point in the second quarter.

"We continue to make good strides in our credit-retained portfolios. Portfolio growth in commercial banking, commercial finance and home equity lending was very strong in the second quarter. We continue to be pleased with the credit quality of these portfolios. While expenses related to portfolio growth have suppressed current period income, we believe we are well positioned for improvements in net interest income and profitability in the second half of 2005."

Financial highlights for the period include:

Consolidated Results

	2Q	2Q	Percent Change	1Q	Percent Change
$ in millions, except EPS	2005	2004		2005
Net Interest Income After Provision for Losses	$56	$62	(10)%	$57	(2)%
Non-Interest Income	22	76	(71)	46	(52)
Total Consolidated Net Revenues	78	138	(43)	103	(24)
Non-Interest Expense	80	108	(26)	98	(18)
Net Income (Loss)	-1.1	17.9	N/M	3.6	N/M
Earnings per Share (diluted)	(0.04)	0.60	N/M	0.13	N/M

Loans and Leases	4,077	3,203	27	3,488	17
Mortgage Loans Held for Sale	1,047	1,196	(12)	1,054	(1)
Deposits	3,841	3,361	14	3,770	2
Shareholders' Equity	500	469	7	504	(1)
Total Risk-Based Capital Ratio	13.8%	14.8%		15.0%

Return on Average Equity	N/M	15.4		2.9

Consolidated net revenues declined on both a sequential quarter basis and compared with the year earlier quarter. The majority of the decline relative to each prior period occurred in our first mortgage segment reflecting net impairment of mortgage servicing assets.

Our consolidated loan and lease portfolio of $4.1 billion as of June 30, 2005, increased $0.6 billion or 17 percent from the end of the first quarter. During the second quarter, our two commercial portfolios increased $0.25 billion or 8 percent. Our second mortgage loan portfolio increased $0.3 billion or 39 percent and was funded, in large part, with a matched maturity on-balance sheet asset-backed financing arranged in June. Our loans held for sale in the first and second mortgage segments ended the quarter largely unchanged from the end of the first quarter at $1.0 billion.

Deposits totaled $3.8 billion at June 30, up a modest $71 million or 2 percent from March 31. However, average core deposits of $2.4 billion rose $117 million or 5 percent during the second quarter. The relatively slower rate of growth in total deposits compared with the strong growth of core deposits reflects a reduction in mortgage servicing escrow deposits which declined as we have sold mortgage servicing rights to reduce mark-to-market valuation risk.

We had $500 million or $17.53 per share in common shareholders' equity as of June 30, 2005. At quarter end, our Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 11.3 percent and 13.8 percent, respectively, compared to 12.0 percent and 15.0 percent as of March 31, 2005. The capital ratios declined as a result of strong loan growth, coupled with the consolidated net loss. The current capital ratios and management's forward projection of capital to assets remain above the Corporation's minimum policy targets.

Nonperforming assets (including other real estate owned of $13 million) were $47 million or 0.77 percent of total assets as of June 30, 2005, up from $41 million or 0.75 percent of total assets at the end of March. Our on-balance sheet allowance for loan and lease losses totaled $51 million as of June 30, up $6 million from the end of the first quarter. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases was 154 percent at June 30, compared to 163 percent at March 31.

Our consolidated loan and lease loss provision totaled $9 million, up $6 million from the first quarter of 2005 and compared favorably to quarterly net charge-offs, which totaled $3 million. The increase in quarterly provision reflected the strong portfolio growth experienced during the quarter. Our 30-day and greater delinquencies fell meaningfully in each of our three on-balance sheet credit portfolios. The specific levels of 30-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for our principal credit-related portfolios are shown below. In general, we are pleased with and encouraged by the recent credit performance of the portfolios.

	Commercial Banking	Home Equity Lending On-Balance Sheet[1]	Home Equity Lending Off-Balance Sheet[2]	Commercial Finance
June 30, 2005, Portfolio (in $Millions)	$2,474	$895	$226	$694

30-Day and Greater Delinquencies
June 30, 2005	0.15%	1.70%	10.83%	0.54%
March 31, 2005	0.66	1.82	9.38	1.10
December 31, 2004	0.11	1.93	11.71	0.70
September 30, 2004	0.24	1.87	10.78	0.95
June 30, 2004	0.19	1.45	9.92	0.88

Annualized Charge-offs
2Q05	0.13%	0.43%	2.46%	0.88%
1Q05	0.07	0.15	2.98	0.88
4Q04	0.10	0.79	4.48	2.67
3Q04	0.11	0.68	3.19	1.47
2Q04	0.15	1.08	4.25	0.87

Allowance to Loans and Leases
June 30, 2005	0.96%	1.84%	2.03%	1.42%
March 31, 2005	1.00	2.05	2.54	1.58
December 31, 2004	1.00	1.92	3.40	1.54
September 30, 2004	1.02	1.97	5.98	2.05
June 30, 2004	1.06	3.16	8.13	2.30
  Home Equity on -balance sheet Allowance to Loans and Leases relates to Loans Held for Investment portfolio only.
  Off-balance sheet loans underlie our residual interests. These loans have been treated as sold under SFAS 140 and have a reserve methodology that reflects life-of-account loss expectations, whereas our policy for on-balance sheet loans requires that we hold loss reserve coverage sufficient for potential losses inherent in the portfolio at the balance sheet date. The figures for reserves in the column labeled "Home Equity Lending Off-Balance Sheet," therefore, are not balance sheet accounts of "allowance for loan and lease losses," but instead represent the percentage of undiscounted losses assumed in our residual valuation relative to the underlying loan balances supporting the residual interests.

Segment Results

Net income (loss) by line of business is shown below, with additional detail available in the segment summary tables at the end of this release and in our Form 10-Q.
Net Income (loss)($ in millions)	2Q	2Q	Percent Change	1Q	Percent Change	YTD	YTD	Percent Change
	2005	2004		2005		2005	2004
Mortgage Banking	$(9.2)	$ 5.5	NM	$(9.6)	5	$(18.8)	$15.2	NM
Commercial Banking	5.6	5.8	(3)	5.5	3	11.1	11.2	(1)
Home Equity	1.7	8.9	(81)	6.9	(75)	8.7	15.5	(44)
Commercial Finance	1.4	1.3	9	0.7	105	2.1	1.0	108
Other Segments, Including Parent	(0.7)	(3.6)	79	0.1	NM	(0.6)	(4.7)	87
Consolidated Net Income (Loss)	(1.1)	17.9	NM	3.6	NM	2.5	38.3	(93)

Mortgage banking recorded a net loss of $9.2 million, compared to earnings of $5.5 million a year earlier. These results principally reflect net servicing impairment of $27 million pre-tax in the current quarter. If both net impairment and the gain on the sale of servicing during the second quarter were excluded, mortgage banking would have made $5.6 million before tax rather than having a $15.8 million loss before tax, which is more reflective of the current underlying performance of this line of business.

Reflecting a quarterly decline for 30-year fixed rate mortgages of approximately 0.50 percent, gross servicing asset impairment totaled $51 million and offsetting derivative gains were $24 million, resulting in net impairment of $27 million. We continue to reduce our holdings of mortgage servicing assets and during the second quarter we recorded $5.5 million of revenue related to a sale of $3.1 billion in servicing assets. To further reduce our risk of future servicing asset impairment, we intend to make additional servicing sales later in the year. Our carrying value of the mortgage servicing asset in this segment was $239 million at June 30, 2005, or 1.15 percent of the underlying portfolio balance of $20.8 billion, compared with a carrying value of $337 million or 1.38 percent of the portfolio at March 31, 2005.

Loan production of $2.6 billion declined only modestly from the first quarter level of $2.8 billion, in spite of the sale at the end of the first quarter of the majority of the retail distribution channel. Secondary margins declined due in part to channel mix changes. Origination fees and gains on sales of loans totaled $17 million or 0.64 percent of originations, compared with $25 million of gains or 0.89 percent of originations during the first quarter.

Commercial banking earned net income of $5.6 million, a $0.1 million increase over the first quarter, but a decline of $0.2 million from the second quarter of 2004. The year-over-year decline principally reflects the impact of increased expenses incurred to drive loan portfolio growth in future quarters.

We had good growth in both loans and deposits in this segment during the quarter. Average loans were $2.4 billion, a 6 percent increase over the first quarter. As noted above, average core deposits grew 5 percent during the period. Net interest margin was 3.80 percent during the quarter, up from 3.75 percent during the first quarter, reflecting improved pricing and loan portfolio growth.

Credit quality continues to be strong. As noted in the table above, thirty-day and greater delinquencies declined to 0.15 percent as of June 30, compared to 0.66 percent at March 31. Our loan and lease loss provision of $1.6 million was a $0.6 million sequential quarter increase reflecting portfolio growth and compared favorably to net charge-offs of only $0.7 million. We anticipate our quarterly provision will continue to increase modestly in 2005 due principally to loan growth.

Net income in our home equity segment totaled $1.7 million, down from $6.9 million during the first quarter. Revenue declined due to sequential quarter decreases in gains on the sale of loans and other revenue, as well as a significant increase in loan loss provision. Loan sale gains and loss provision were influenced by the low level of loan sales relative to previous quarters. We believe the portfolio growth of the second quarter will provide immediate benefit to this segment as a more stable and predictable earnings stream. Credit quality continues to meet management's expectations.

Loan originations totaled $500 million in the second quarter, up 16 percent from $430 million in the first quarter. To more fully utilize our capital and build our portfolio we sold only $111 million of loans during the quarter, for a net gain on sale of $4 million, compared to loan sales of $322 million and net gains on sales of $8.3 million in the first quarter. Our loan and lease loss provision of $6 million exceeded net charge-offs of $1 million and was due to the $342 million sequential quarter growth in the home equity loan portfolio.

Our residual interests totaled $38 million at June 30, down from $46 million at March 31. We recorded $2.3 million in residual trading gains during the quarter, compared to $0.5 million during the first quarter, as continuing improvements in credit quality of the underlying loans relative to previous estimates were recognized. In addition, we recognized $4.7 million of other revenues during the quarter related to increased valuations of our incentive servicing fee derivatives. The revenue recognition principally reflects four factors: discount rate accretion, actual performance which was better than previously modeled, adjustments to loss and prepayment speed expectations, and increases in serviced loans eligible for such incentive payments. At June 30, 2005, we discounted these derivatives at rates between 20 and 40 percent, taking into consideration a variety of factors, including volatility of anticipated cash flow, credit quality, loan-to-value ratio, and anticipated prepayment speeds. We service $1.3 billion of loans for third parties on which we have the right to receive incentive servicing rights-up from $0.9 billion at March 31-and carry those incentive rights at $17.7 million as of June 30.

Our commercial finance line of business earned $1.4 million in the second quarter, a $0.7 million increase as compared to the first quarter.

Loan and lease fundings totaled $110 million during the quarter compared to $83 million in the first quarter. Our loan and lease portfolio in this segment now totals $694 million a $50 million or 8 percent increase from March 31. Net interest margin declined to 4.77 percent from 4.85 percent during the first quarter.

Our loan and lease loss provision in this segment totaled $1.2 million during the quarter, down from the $2.1 million in the first quarter, reflecting improved credit quality, particularly reflected in lower delinquency rates in our domestic lease portfolio. Net charge-offs increased modestly on a sequential quarter basis to $1.4 million. Our thirty-day and greater delinquency ratio in this segment decreased to 0.54 percent from 1.10 percent as of March 31.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing and residual portfolios and incentive servicing fee derivatives; and
  any other statements that are not historical facts.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our residual, servicing and derivatives portfolios, including assumptions we embed in the valuation and short-term swings in the valuation of such portfolios due to quarter-end movements in secondary market interest rates which are inherently volatile; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan and lease assets; unanticipated deterioration in or changes in estimates of the carrying value of our other assets; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, and the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results today, July 29, at 1:00 p.m. EDT, 12:00 p.m. CDT. The toll-free number for the call is (888) 545-0687; please tell the operator you would like to join the Irwin Financial call. A replay of the call will be available for 48 hours by calling (877) 213-9653, passcode 12207960# and on the Irwin Financial Corporation website at http://www.irwinfinancial.com/ir-set.html.

# # #

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data) Unaudited
	Q2-2005	Q2-2004	$ Change	% Change	Q1-2005
Net Interest Income	$64,845	$64,256	$589	0.9%	$60,213
Provision for Loan and Lease Losses	(8,872)	(1,794)	(7,078)	(394.5)	(3,291)
Noninterest Income	22,413	76,008	(53,595)	(70.5)	46,220
Total Net Revenues	78,386	138,470	(60,084)	(43.4)	103,142
Noninterest Expense	80,138	107,757	(27,619)	(25.6)	98,099
Income before Income Taxes	(1,752)	30,713	(32,465)	(105.7)	5,043
Income Taxes	(608)	12,769	(13,377)	(104.8)	1,418
Net Income	($1,144)	$17,944	($19,088)	(106.4)	$3,625

Dividends on Common Stock	$2,855	$2,262	$593	26.2%	$2,851

Diluted Earnings Per Share (28,482 Weighted Average Shares Outstanding)	($0.04)	$0.60	($0.64)	(106.7)%	$0.13
Basic Earnings Per Share (28,506 Weighted Average Shares Outstanding)	(0.04)	0.64	($0.68)	(106.3)	0.13
Dividends Per Common Share	0.10	0.08	0.02	25.0	0.10

Net Charge-Offs	$3,281	$4,460	($1,179)	(26.4)%	$2,115

Performance Ratios - Quarter to Date:
Return on Average Assets	(0.1)%	1.4%			0.3%
Return on Average Equity	(0.9)%	15.4%			2.9%

	YTD-2005	YTD-2004	$ Change	% Change
Net Interest Income	$125,058	$123,459	$1,599	1.3%
Provision for Loan and Lease Losses	(12,163)	(9,940)	(2,223)	(22.4)
Noninterest Income	68,633	158,462	(89,829)	(56.7)
Total Net Revenues	181,528	271,981	(90,453)	(33.3)
Noninterest Expense	178,238	208,193	(29,955)	(14.4)
Income before Income Taxes	3,290	63,788	(60,498)	(94.8)
Income Taxes	810	25,502	(24,692)	(96.8)
Net Income	$2,480	$38,286	($35,806)	(93.5)

Dividends on Common Stock	$5,706	$4,523	$1,183	26.2%

Diluted Earnings Per Share (28,770 Weighted Average Shares Outstanding)	$0.09	$1.27	(1.18)	(92.9)%
Basic Earnings Per Share (28,482 Weighted Average Shares Outstanding)	0.09	1.36	(1.27)	(93.4)
Dividends Per Common Share	0.20	0.16	0.04	25.0

Net Charge-Offs	$5,396	$12,618	($7,222)	(57.2)%

Performance Ratios - Year to Date:
Return on Average Assets	0.1%	1.5%
Return on Average Equity	1.0%	17.0%

	June 30,	June 30,			March 31,
	2005	2004	$ Change	% Change	2005
Loans Held for Sale	$1,047,446	$1,196,130	($148,684)	(12.4)%	$1,053,871
Loans and Leases in Portfolio	4,076,511	3,203,279	873,232	27.3	3,487,697
Allowance for Loan and Lease Losses	(50,935)	(53,837)	2,902	5.4	(45,428)
Total Assets	6,096,816	5,425,172	671,644	12.4	5,565,481
Total Deposits	3,840,963	3,361,264	479,699	14.3	3,770,415
Shareholders' Equity	500,471	469,486	30,985	6.6	503,849
Shareholders' Equity available to Common Shareholders (per share)	17.53	16.60	0.93	5.6	17.67
Average Equity/Average Assets (YTD)	9.0%	8.9%			9.3%
Tier I Capital	$643,829	$614,003	$29,826	4.9%	$657,468
Tier I Leverage Ratio	11.3%	11.5%			12.0%
Total Risk-based Capital Ratio	13.8%	14.8%			15.0%
Nonperforming Assets to Total Assets	0.77%	0.74%			0.75%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Mortgage Banking	Q2-2005	Q2-2004	$ Change	% Change	Q1-2005
Net Interest Income	$9,026	$11,781	($2,755)	(23.4)%	$7,723
Recovery of (Provision for) Loan Losses	94	284	(190)	(66.9)	189
Gain on Sales of Loans	17,002	34,870	(17,868)	(51.2)	24,973
Gain on Sale of Servicing	5,471	1,928	3,543	183.8	1,185
Loan Servicing Fees, Net of Amortization Expense	5,515	1,484	4,031	271.6	4,415
(Impairment) Recovery of Servicing Assets, Net of Hedging	(26,943)	13,512	(40,455)	(299.4)	(14,895)
Other Revenues	1,699	2,052	(353)	(17.2)	2,184
Total Net Revenues	11,864	65,911	(54,047)	(82.0)	25,774

Salaries, Pension, and Other Employee Expense	16,043	31,654	(15,611)	(49.3)	23,868
Other Expenses	11,667	25,062	(13,395)	(53.4)	17,541
Income (Loss) Before Income Taxes	(15,846)	9,195	(25,041)	(272.3)	(15,635)
Income Taxes	(6,685)	3,680	(10,365)	(281.7)	(6,018)
Net Income (Loss)	($9,161)	$5,515	($14,676)	(266.1)	($9,617)

Total Mortgage Loan Originations:	$2,643,669	$3,727,591	($1,083,922)	(29.1)%	$2,812,411
Percent retail	9%	20%			16%
Percent wholesale	52%	33%			36%
Percent brokered	2%	11%			11%
Percent correspondent	37%	36%			37%
Refinancings as a Percentage of Total Originations	44%	54%			54%

	YTD-2005	YTD-2004	$ Change	% Change
Net Interest Income	$16,749	$20,443	($3,694)	(18.1)%
Recovery of (Provision for) Loan Losses	283	390	(107)	(27.4)
Gain on Sales of Loans	41,976	77,652	(35,676)	(45.9)
Gain on Sale of Servicing	6,656	8,418	(1,762)	(20.9)
Loan Servicing Fees, Net of Amortization Expense	9,930	73	9,857	nm
(Impairment) Recovery of Servicing Assets, Net of Hedging	(41,839)	23,680	(65,519)	(276.7)
Other Revenues	3,883	3,891	(8)	(0.2)
Total Net Revenues	37,638	134,547	(96,909)	(72.0)

Salaries, Pension, and Other Employee Expense	39,911	61,182	(21,271)	(34.8)
Other Expenses	29,209	48,003	(18,794)	(39.2)
Income (Loss) Before Income Taxes	(31,482)	25,362	(56,844)	(224.1)
Income Taxes	(12,703)	10,114	(22,817)	(225.6)
Net Income (Loss)	($18,779)	$15,248	($34,027)	(223.2)

Total Mortgage Loan Originations:	$5,456,081	$6,658,307	($1,202,226)	(18.1)%
Percent retail	13%	22%
Percent wholesale	44%	37%
Percent brokered	6%	10%
Percent correspondent	37%	31%
Refinancings as a Percentage of Total Originations	49%	57%

	June 30,	June 30,			March 31,
	2005	2004	$ Change	% Change	2005
Owned Servicing Portfolio Balance	$20,754,361	$28,844,599	($8,090,238)	(28.0)%	$24,458,656
Weighted average interest rate	5.66%	5.70%			5.72%
Delinquency ratio (30+ days):	3.88%	3.34%			3.46%
Conventional	2.49%	1.98%			2.01%
Government	7.31%	6.20%			5.67%
Loans Held for Sale	$724,204	$735,278	($11,074)	(1.5)	$727,310
Servicing Asset	239,238	365,775	(126,537)	(34.6)	336,555

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Banking	Q2-2005	Q2-2004	$ Change	% Change	Q1-2005
Net Interest Income	$26,977	$21,191	$5,786	27.3%	$24,560
Provision for Loan and Lease Losses	(1,575)	(750)	(825)	(110.0)	(1,000)
Other Revenues	3,806	5,061	(1,255)	(24.8)	4,381
Total Net Revenues	29,208	25,502	3,706	14.5	27,941

Salaries, Pension, and Other Employee Expense	12,363	9,665	2,698	27.9	11,947
Other Expenses	7,481	6,201	1,280	20.6	6,808
Income Before Income Taxes	9,364	9,636	(272)	(2.8)	9,186
Income Taxes	3,750	3,867	(117)	(3.0)	3,717
Net Income	$5,614	$5,769	($155)	(2.7)	$5,469

Net Charge-offs	$743	$787	($44)	(5.6)%	$412
Net Interest Margin	3.80%	3.64%			3.75%

	YTD-2005	YTD-2004	$ Change	% Change
Net Interest Income	$51,537	$41,737	$9,800	23.5%
Provision for Loan and Lease Losses	(2,575)	(1,950)	(625)	(32.1)
Other Revenues	8,187	9,837	(1,650)	(16.8)
Total Net Revenues	57,149	49,624	7,525	15.2

Salaries, Pension, and Other Employee Expense	24,310	18,987	5,323	28.0
Other Expenses	14,289	11,961	2,328	19.5
Income Before Income Taxes	18,550	18,676	(126)	(0.7)
Income Taxes	7,467	7,489	(22)	(0.3)
Net Income	$11,083	$11,187	($104)	(0.9)

Net Charge-offs	$1,155	$1,957	($802)	(41.0)%
Net Interest Margin	3.78%	3.71%

	June 30,	June 30,			March 31,
	2005	2004	$ Change	% Change	2005
Securities and Short-Term Investments	$425,363	$313,580	$111,783	35.6%	$493,251
Loans and Leases	2,473,621	2,081,788	391,833	18.8	2,279,907
Allowance for Loan and Lease Losses	(23,651)	(22,049)	(1,602)	(7.3)	(22,819)

Interest-Bearing Deposits	2,340,284	1,938,282	402,002	20.7	2,352,569
Noninterest-Bearing Deposits	387,371	341,896	45,475	13.3	331,888

Delinquency Ratio (30+ days):	0.15%	0.19%			0.66%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands) Unaudited
Home Equity Lending	Q2-2005	Q2-2004	$ Change	% Change	Q1-2005
Residual Asset Interest Income	$1,994	$3,285	($1,291)	(39.3)%	$2,340
Net Interest Income - Unsold Loans and Other	19,199	22,874	(3,675)	(16.1)	18,092
Recovery of (provision for) Loan Losses	(6,181)	706	(6,887)	(975.5)	(371)
Trading Gains	2,316	6,688	(4,372)	(65.4)	480
Gain on Sales of Loans, Including Points and Fees	3,861	3,035	826	27.2	8,268
Servicing Income, net	2,392	2,313	79	3.4	2,419
Other Revenues	5,270	2,797	2,473	88.4	11,537
Total Net Revenues	28,851	41,698	(12,847)	(30.8)	42,765

Salaries, Pension, and Other Employee Expense	15,514	17,865	(2,351)	(13.2)	21,069
Other Expense	10,436	8,990	1,446	16.1	10,152
Income Before Income Taxes	2,901	14,843	(11,942)	(80.5)	11,544
Income Taxes	1,171	5,945	(4,774)	(80.3)	4,624
Net Income	$1,730	$8,898	($7,168)	(80.6)	$6,920

Loan Volume	$500,283	$403,822	$96,461	23.9%	$429,614
Loans Sold	111,288	223,956	(112,668)	(50.3)	322,054
Net Charge-offs (Loans Held for Investment)	1,093	2,626	(1,533)	(58.4)	336

	YTD-2005	YTD-2004	$ Change	% Change
Residual Asset Interest Income	$4,334	$6,543	($2,209)	(33.8)%
Net Interest Income - Unsold Loans and Other	37,291	44,310	(7,019)	(15.8)
Provision for Loan Losses	(6,551)	(5,193)	(1,358)	(26.2)
Trading Gains	2,796	11,329	(8,533)	(75.3)
Gain on Sales of Loans, Including Points and Fees	12,129	11,725	404	3.4
Servicing Income, net	4,810	5,377	(567)	(10.5)
Other Revenues	16,807	4,059	12,748	314.1
Total Net Revenues	71,616	78,150	(6,534)	(8.4)

Salaries, Pension, and Other Employee Expense	36,583	33,991	2,592	7.6
Other Expense	20,588	18,250	2,338	12.8
Income Before Income Taxes	14,445	25,909	(11,464)	(44.2)
Income Taxes	5,795	10,378	(4,583)	(44.2)
Net Income	$8,650	$15,531	($6,881)	(44.3)

Loan Volume	$929,897	$710,700	$219,197	30.8%
Loans Sold	433,342	426,388	6,954	1.6
Net Charge-offs (Loans Held for Investment)	1,428	8,320	(6,892)	(82.8)

	June 30,	June 30,			March 31,
	2005	2004	$ Change	% Change	2005
Home Equity Loans Held for Sale	$322,837	$460,118	($137,281)	(29.8)%	$325,719
Home Equity Loans Held for Investment	895,033	598,021	297,012	49.7	553,310
Allowance for Loan and Lease Losses	(16,452)	(18,902)	2,450	13.0	(11,364)
Residual Asset	38,438	73,219	(34,781)	(47.5)	45,900
Servicing Asset	44,575	28,122	16,453	58.5	46,765
Managed Portfolio	1,434,108	1,543,457	(109,349)	(7.1)	1,159,076
Delinquency Ratio (30+ days)	3.14%	4.16%			3.69%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Finance	Q2-2005	Q2-2004	$ Change	% Change	Q1-2005
Net Interest Income	$7,928	$6,881	$1,047	15.2%	$7,612
Provision for Loan and Lease Losses	(1,211)	(2,034)	823	40.5	(2,110)
Gain on Sales of Loans	104	792	(688)	(86.9)%	679
Derivative (Losses) Gains, net	(159)	597	(756)	(126.6)%	(146)
Other Revenues	1,406	1,233	173	14.0	1,375
Total Net Revenues	8,068	7,469	599	8.0	7,410

Salaries, Pension, and Other Employee Expense	4,409	3,477	932	26.8	3,948
Other Expenses	1,237	1,588	(351)	(22.1)	2,238
Income Before Income Taxes	2,422	2,404	18	0.7	1,224
Income Taxes	993	1,087	(94)	(8.6)	528
Net Income	$1,429	$1,317	$112	8.5	$696

Net Charge-Offs	$1,448	$1,051	$397	37.8%	$1,368
Loans Sold	2,028	15,939	(13,911)	(87.3)	12,403
Net Interest Margin	4.77%	5.62%			4.85%
Total Fundings of Loans and Leases	$110,273	$88,586	$21,687	24.5%	$83,362

	YTD-2005	YTD-2004	$ Change	% Change
Net Interest Income	$15,541	$13,635	$1,906	14.0%
Provision for Loan and Lease Losses	(3,321)	(3,187)	(134)	(4.2)
Gain on Sales of Loans	783	1,179	(396)	(33.6)%
Derivative Losses, net	(306)	(349)	43	12.3%
Other Revenues	2,782	2,240	542	24.3
Total Net Revenues	15,479	13,518	1,961	14.5

Salaries, Pension, and Other Employee Expense	8,357	6,839	1,518	22.2
Other Expenses	3,475	2,424	1,051	43.4
Income Before Income Taxes	3,647	4,255	(608)	(14.3)
Income Taxes	1,522	3,231	(1,709)	(52.9)
Net Income	$2,125	$1,024	$1,101	107.5

Net Charge-Offs	$2,816	$2,345	$471	20.1%
Loans Sold	14,428	23,634	(9,206)	(39.0)
Net Interest Margin	4.81%	5.68%
Total Fundings of Loans and Leases	$193,635	$160,238	$33,397	20.8%

	June 30,	June 30,			March 31,
	2005	2004	$ Change	% Change	2005
Investment in Loans and Leases	$693,900	$510,308	$183,592	36.0%	$644,020
Allowance for Loan and Lease Losses	(9,885)	(11,738)	1,853	15.8	(10,186)
Weighted Average Yield	8.74%	9.10%			8.77%
Delinquency ratio (30+ days)	0.54%	0.88%			1.10%